Directors today voted a quarterly dividend of $0.10 per share for both Class A and Class B Common Stock, payable June 27, 2003. Record date June 16, 2003.

This dividend represents a reduction of $0.10 per share. This reduction in dividend is taken with a long-term view of our business and we think it is in our best interest, and that of our stockholders and employees, to retain enough cash in the business to invest in our future.

At the same meeting the Board set the record date for those entitled to vote at our Annual Meeting of Stockholders, to be held on September 17, 2003, as at the close of business on July 25, 2003.


THE L. S. STARRETT COMPANY

R. Wellington, Jr.
Treasurer